                                                                EXHIBIT 11(b)




                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting part of this Post-Effective Amendment No. 30 to the registration statement of the Galaxy Fund on Form N-1A (the "Registration Statement") of our report dated November 27, 1995, (except for Note 10 which is as of December 4, 1995) relating to the financial statements and financial highlights of The Shawmut Funds, which appear in the October 31, 1995 Shawmut Funds' Annual Report which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectuses and "Financial Statements" in such Statement of Additional Information.


/s/ Price Waterhouse LLP


Price Waterhouse LLP
Boston, Massachusetts
February 24, 1997